EXHIBIT 21.1

Subsidiaries of ZOLL Medical Corporation

Bio-Detek, Incorporated, incorporated in Massachusetts.

ZOLL Medical (U.K.) Ltd, incorporated in United Kingdom.

ZOLL Medical Deutchland (GmbH), incorporated in Germany.

ZOLL Medical Canada, incorporated in Canada.

ZOLL Data Systems Inc., formerly Pinpoint Technologies, Inc., incorporated in Delaware.

ZOLL Medical France S.A., established in France.

ZOLL Medical Australia Pty Limited, incorporated in Australia.

ZOLL International Holding BV, incorporated in the Netherlands.

ZOLL Medical New Zealand Pty Limited, incorporated in New Zealand.

ZOLL Medical Bermuda Limited, incorporated in Bermuda.

Revivant Corporation, incorporated in Delaware.

ZOLL Medical Austria, (GmbH), incorporated in Austria.

LC Acquisition Corporation, incorporated in Delaware.

ZOLL Securities Corporation, incorporated in Massachusetts.